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                                                                   Exhibit 12(b)

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE
                                    DIVIDENDS

                             (Amounts in Thousands)

                                                                                                                      Nine Months
                                                                                      Year Ended December 31,            Ended
                                                                --------------------------------------------------    September 30,
                                                                  1993        1994       1995       1996       1997      1998
                                                                -------     -------    -------    -------    -------  ------------
Pretax income from continuing operations                         $9,349     $21,352    $25,505    $49,542    $67,522   $ 56,981
                                                                =========   =======    =======    =======   ========   ========

Fixed charges:
Interest expense including amortization of deferred costs
  and capitalized interest                                      $15,100     $22,496    $32,107    $33,188    $40,598    $50,124
Ground Rent 33%                                                     $44         $44        $44        $43        $56        $78
Preferred Dividends                                                --          --       $1,255    $14,200    $14,200    $12,255
Proportionate share of fixed charges of 50% owned joint
  ventures accounted for using equity method of accounting         --          --         --       $1,750       --         --
                                                                -------     -------    -------    -------    -------    -------


                    Total fixed costs                           $15,144     $22,540    $33,406    $49,181    $54,854    $62,457
                                                                -------     -------    -------    -------    -------    -------

Capitalized interest during the period                             ($40)    ($1,073)   ($2,512)   ($3,300)   ($3,991)   ($6,579)
Preferred Dividends                                                --          --      ($1,255)  ($14,200)  ($14,200)  ($12,255)
Amortization of capitalized interest during the period             $133        $135       $170       $255       $498       $373
Majority-owned subsidiary adjustments                              --          --         --         --       $1,048     $1,628
Equity Company Adjustments                                         $347        $186      ($486)   ($8,709)  ($10,893)  ($10,323)
                                                                                                   $8,276    $10,050     $9,581
                                                                -------     -------    -------    -------    -------    -------

Earnings before income taxes and fixed charges                  $24,933     $43,140    $54,828    $81,045   $104,888   $101,863
                                                                =========   =======    =======    =======   ========   ========

Ratio of earnings to Fixed charges                                $1.65       $1.91      $1.64      $1.65      $1.91      $1.63
                                                                =========   =======    =======    =======   ========   ========